CERTIFICATE OF DESIGNATIONS

                           OF SERIES C PREFERRED STOCK
                                       OF
                      ADVANCED PROMOTION TECHNOLOGIES, INC.


      Advanced   Promotion   Technologies,   Inc.   (the   "Corporation"),   a

corporation  organized and existing under the General  Corporation  Law of the

State of Delaware, does hereby certify:



      That,  pursuant to authority  conferred  upon by the Board of Directors by the Corporation's Certificate of Incorporation,  as amended, and pursuant to the provisions  of  Section  151 of the  Delaware  Corporation  Law,  said  Board of

Directors,  acting by a meeting of the Directors held on April 16, 1996,  hereby adopted the terms of the Series C Preferred  Stock,  which  resolutions  are set forth on the attached page.


                                                /s/George Harrison
                                                -----------------------------
                                                George Harrison,
                                                President

                  RESOLUTION FIXING AND DETERMINING THE TERMS
                                     OF THE
                            SERIES C PREFERRED STOCK
                                       OF
                      ADVANCED PROMOTION TECHNOLOGIES, INC.

      WHEREAS, it is in the best interests of ADVANCED PROMOTION TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), to issue and sell up to 300,000 shares of its preferred stock (the "Preferred Stock"), $0.01 par value, set forth herein upon terms and conditions approved by the Board of Directors of the Corporation (the "Board"); and

      WHEREAS, Article Fourth of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board to cause the issuance of preferred stock in one or more series, with the number of shares, the stated value and the dividend rate, if any, and the preferences and relative, participating and special rights and the qualifications, limitations or restrictions to be fixed in the case of each such series by resolution of the Board;

      NOW, THEREFORE, BE IT RESOLVED, that the Corporation issue and sell up to 300,000 shares of a series of Preferred Stock which shall be designated Series C Preferred Stock ("Series C Preferred"), at a price of $100.00 per share to have the preferences and rights and the qualifications, limitations or restrictions hereinafter set forth in this resolution:


       1. PREFERENCES. Except as otherwise provided herein and except with respect to the Corporation's currently outstanding Senior Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, the preferences of each share of Series C Preferred with respect to dividend payments and to distributions of the Corporation's Property upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Preferred Stock from time to time outstanding in every respect and prior in right to such preferences of all other equity securities of the Corporation, whether now or hereafter authorized.


       2. VOTING RIGHTS. Except as otherwise provided herein, in the Certificate of Incorporation or By-laws of the Corporation or by law, the holders of Series C Preferred, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's stockholders for voting which equals the number of votes which could be cast by the holders of the number of shares of Common Stock into which such shares of Series C Preferred could be converted pursuant to Section 5 hereof immediately prior to the taking of such vote. Such vote shall be cast together with those cast by the holders of Common Stock and other series of Preferred Stock and not as a separate class except as otherwise provided herein, in the Certificate of Incorporation or By-laws of the Corporation or by law. The Series C Preferred shall not have cumulative voting rights.

       3. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time any Series C Preferred shall be outstanding and the account of the Corporation pursuant to a registration statement under the Securities Act filed with and declared effective by the Securities and Exchange Commission, the holders of the then outstanding Series C Preferred shall have a preference against the Property of the Corporation available for distribution to the holders of the Corporation's equity securities equal to the amount of $100.00 per share, together with an amount equal to all unpaid dividends accrued thereon to the date of payment of such preference (the "Preferential Amount"), whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board after payment to the holders of the then outstanding Senior Preferred Stock, Series A Preferred Stock and Series B Preferred Stock. In addition, the holders of the Series C Preferred shall be entitled to receive a participating share of any further assets available for distribution to holders of Common Stock, whether by reason of declared and unpaid dividends or otherwise, which participating share shall be the same as that which such holders would have been entitled to receive if, on the record date for determining the recipients of such distributions, such holders were the holders of record of the numbers of shares of Common Stock into which the outstanding shares of Series C Preferred were then convertible. For purposes of this Section 3, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets shall, in and of themselves, be deemed to be a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, the holders of Series C Preferred shall not be entitled to the Preferential Amount in the event a dissolution, liquidation or winding up of the Corporation or a merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets would result in the holders of Series C Preferred receiving not less than $100.00 per share, without taking into consideration the Preferential Amount.

      Subject to Section 6 hereof, all of the preferential amounts to be paid to the holders of Series C Preferred as provided in this Section 3 shall be paid or set apart for payment simultaneously with preferential amounts to be paid or set apart for payment with respect to all other shares of Preferred Stock outstanding, and before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

       4. DIVIDENDS. Holders of record of shares of Series C Preferred, out of funds legally available therefor, shall be entitled to receive dividends on their shares, which dividends shall accrue at the rate per share of 6% per annum of the stated amount of $100.00 ($6.00 per share per year for each full year) commencing on the date of issuance, in cash or, at the option of the Corporation, by the issuance of that number of whole shares of Series C Preferred computed by dividing the amount of the dividend by the stated amount of $100.00, dated the date such dividend is payable. Dividends on shares of Series C Preferred shall be cumulative, and no dividends or other distributions shall be paid or declared and set aside for payment on the Common Stock or any other capital stock of the Corporation ranking junior to the Series C Preferred until full cumulative dividends on all outstanding shares of Series C Preferred shall have been paid or declared and set aside for payment. Dividends shall be payable in arrears, at the rate of $1.50 per share for each full calendar quarter on each February 28, May 31, August 31 and November 30 of each calendar year, to the holders of record of the Series C Preferred as they appear on the stock record books of the Corporation on such record dates not more than sixty
(60) nor less than ten (10) days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof; provided, however, that the initial dividend for the Series C Preferred shall accrue for the period commencing the date of issuance through August 31, 1996. If, in any quarter, insufficient funds are available to pay such dividends as are then due and payable with respect to the Series C Preferred and all other classes and series of capital stock ranking in parity therewith (or such payment is otherwise prohibited by provisions of the General Corporation Law of Delaware as then in effect), such funds (or shares of Series C Preferred) as are legally available to pay such dividends shall be paid to the holders of the Series C Preferred and to the holders of such other classes and series of capital stock, on a PRO RATA basis as provided in Section 6, in accordance with the rights of each such holder, and the balance of accrued but undeclared and/or unpaid dividends shall be declared and paid on the next succeeding dividend date to the extent that funds (or shares of Series C Preferred) are then legally available for such purpose. Each reference herein to the Common Stock includes each other class or series of capital stock, if any, ranking junior to the Series C Preferred that may be authorized from time to time.

       5. CONVERSION.

          (A) GENERAL. For the purposes of conversion, the Series C Preferred shall be valued at $100.00 per share ("Value"), and, if converted, the Series C Preferred shall be converted into shares of Common Stock (the "Conversion Stock") at the price per share of $0.25 per share of Conversion Stock ("Conversion Price"), subject to adjustment pursuant to the provisions of this
Section 5.

           (B) RIGHT TO CONVERSION. At any time from and after December 1, 1996, any holder of Series C Preferred shall have the right, at such holder's option, to convert such shares into Conversion Stock.

           (C) METHOD OF EXERCISE; PAYMENT; ISSUANCE OF NEW SERIES C PREFERRED; TRANSFER AND EXCHANGE. The conversion right granted by Section 5(B) hereof may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing Series C Preferred to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock as shall be computed by dividing (1) the aggregate Value of the Series C Preferred so surrendered by (2) the Conversion Price in effect at the time of such surrender. At the time of conversion of a share of Series C Preferred, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends accrued thereon to the date of conversion, or at the Corporation's option additional shares of Common Stock calculated based on the assumption that the unpaid dividends were satisfied by the issuance of additional shares of Series C Preferred which were surrendered for conversion, whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board. Each Series C Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series C Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of such exercise shall be delivered to such holder forthwith, and (ii) unless the Series C Preferred has been fully converted, a new Series C Preferred stock certificate, representing the Series C Preferred not so converted, if any, shall also be delivered to such holder forthwith. The stock certificates for the shares of Common Stock so purchased shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such surrender.

           (D) MANDATORY CONVERSION. Upon the consummation of any sale of Common Stock by the Corporation to underwriters for the account of the Corporation pursuant to a registration statement under the Securities Act filed with and declared effective by the Securities and Exchange Commission, provided the offering results in the receipt by the Corporation of proceeds of not less than $12,500,000 at a per share price of not less than $3.00 per share (the "Qualified Public Offering"), all of the shares of Series C Preferred outstanding shall be converted without any further action on the part of the Corporation or the holders of such Series C Preferred ("Mandatory Conversion") into a number of shares of Common Stock as shall be computed by dividing (1) the aggregate Value of the Series C Preferred so surrendered by (2) the Conversion Price in effect at the time of such surrender. At the time of Mandatory Conversion, the Corporation shall pay in cash to each holder thereof an amount equal to all unpaid dividends accrued thereon to the date of Mandatory Conversion, or at the Corporation's option additional shares of Common Stock calculated based on the assumption that the unpaid dividends were satisfied by the issuance of additional shares of Series C Preferred which were surrendered for conversion, whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board. Notice shall be mailed within ten (10) business days following the first sale of Common Stock by the Corporation pursuant to the Qualified Public Offering to each holder of Series C Preferred Stock by first-class mail, postage prepaid, to such holder's most current address shown on the books of the Corporation. Such notice shall specify the date on which Mandatory Conversion occurred and call upon such holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Series C Preferred so converted. In the event of Mandatory Conversion, the Corporation shall forthwith transmit to each holder of Series C Preferred upon surrender of the certificate(s) representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Mandatory Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Mandatory Conversion.

           (E) OPTIONAL CONVERSION. At any time, if the market price for the Common Stock shall be $3.00 or more, the Corporation may, at its sole option, but shall not be obligated to, convert all or any number of shares held by any holder of Series C Preferred into a number of fully paid and non-assessable shares of the Corporation's Common Stock as shall be computed by dividing (1) the aggregate Value of the Series C Preferred so surrendered by (2) the
Conversion Price in effect at the time of such surrender. At the time of Optional Conversion, the Corporation shall pay in cash to each holder thereof an amount equal to all unpaid dividends accrued thereon to the date of Optional Conversion, or at the Corporation's option additional shares of Common Stock calculated based on the assumption that the unpaid dividends were satisfied by the issuance of additional shares of Series C Preferred which were surrendered for conversion, whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board. Notice of the exercise by the Corporation of the Optional Conversion shall be mailed to each holder of Series C Preferred Stock by first-class mail, postage prepaid, to such holder's most current address shown on the books of the Corporation. Such notice shall specify the call upon such holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Series C Preferred so converted. In the event of Optional Conversion, the Corporation shall forthwith transmit to such holder of Series C Preferred upon surrender of the certificate(s) representing such shares endorsed by such holder, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Mandatory Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Mandatory Conversion. For the purpose of this Section 5, "market price" means the average of the daily closing prices of Common Stock for a period of 15 out of 20 consecutive trading days preceding the date of the notice of Optional Conversion. The closing price for each trading day shall be (i) for any period during which the Common Stock shall be listed for trading on a national securities exchange, the last reported sale price per share of Common Stock as reported by the primary stock exchange if the Common Stock is traded on a national stock exchange, or the Nasdaq Stock Market, if the Common Stock is quoted on the Nasdaq Stock Market or (ii) if last sales price information is not available, the average closing bid price of Common Stock as reported by the Nasdaq Stock Market, or if not so listed or reported, then as reported by National Quotation Bureau, Incorporated, or (iii) in the event neither clause
(i) nor (ii) is applicable, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

           (F) STOCK FULLY PAID; RESERVATION OF Shares. All shares of Common Stock which may be issued upon conversion of Series C Preferred will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series C Preferred is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Series C Preferred then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series C Preferred shall be proportionately increased.

           (G) ADJUSTMENT OF CONVERSION PRICE AND NUMBER OF SHARES. The number of shares of Common Stock issuable upon conversion of Series C Preferred and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

               (1) RECLASSIFICATION, CONSOLIDATION OR MERGER. In case of any reclassification or change of outstanding Common Stock issuable upon conversion of Series C Preferred (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding Common Stock issuable upon such conversion) the rights of the holders of the outstanding Series C Preferred shall be adjusted in the manner described below:

                    (a) In the event that the Corporation is the surviving corporation, the Series C Preferred shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the holder of the Series C Preferred being converted shall procure, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such reclassification, change, consolidation or merger. The Series C Preferred shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this clause (a) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

                    (b) In the event that the Corporation is not the surviving corporation, the surviving corporation shall, without payment of any additional consideration therefor, issue new Series C Preferred, providing that upon conversion thereof, the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon conversion of the Series C Preferred, the kind and amount of shares of stock, other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Common Stock issuable upon conversion of the Series C Preferred had such conversion occurred immediately prior to such reclassification, change, consolidation or merger. Such new Series C Preferred shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this clause (b) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

               (2) SUBDIVISION OR COMBINATION OF SHARES. If the Corporation, at any time while any of the Series C Preferred is outstanding, shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or if the Corporation shall take a record of holders of its Common Stock for the purpose of a subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Corporation shall take a record of holders of its Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

               (3)  CERTAIN DIVIDENDS AND DISTRIBUTIONS.   If  the  Corporation,
at any time  while any of the Series C Preferred is outstanding, shall:

                    (a) STOCK DIVIDENDS. Pay a dividend payable in Common Stock, effect a stock split or make any other distribution of Common Stock in respect of its Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price theretofore in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend, stock split or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend, stock split or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend, stock split or distribution); or

                    (b) LIQUIDATING DIVIDENDS, ETC. Make a distribution of its Property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the Certificate of Incorporation and the laws of the State of Delaware, the holders of the Series C Preferred shall, upon conversion thereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such Property as would have been payable to them as owners of that number of shares of Common Stock of the Corporation receivable upon such conversion, had they been the holders of record of such Common Stock on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

           (H) ISSUANCE OF COMMON STOCK OR SERIES C PREFERRED FOR LESS THAN CONVERSION PRICE. In the event of the issuance on or after May 31, 1996 but before May 31, 2000 of any shares of Common Stock or Series C Preferred other than shares of Excluded Shares (as defined in subsection 5(H)(7)) without consideration or for a consideration per share less than the prevailing Conversion Price, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to the lowest net price per share at which any share of Common Stock has been issued or sold or is deemed to have been issued or sold during such period; provided, however, that additional shares of Common Stock issued or sold (or deemed issued or sold) without consideration shall be deemed to have been issued or sold for $.01 per share. Upon each adjustment of the Conversion Price pursuant to the provisions of this
Section 5(H), the number of shares of Common Stock issuable upon the conversion of the Series C Preferred shall be adjusted to the nearest full share by multiplying a number equal to the Conversion Price immediately prior to such adjustment by the number of shares of Common Stock issuable upon conversion of the Series C Preferred immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

           (I) For the purposes of any adjustment of the Conversion Price under subsection 5(H), the following provisions shall be applicable:

                          (1)  In the case of  the issuance of  Common Stock for
cash, the consideration shall be deemed to be the amount of cash received by the Corporation therefor.

                          (2)   In the case of the issuance of Common  Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the "fair value" of such consideration as determined in the good faith judgment of the Board of Directors of the Corporation.

                          (3)   In the case of  the issuance of  (x) options  to
purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                (a)  the aggregate maximum number of  shares  of
Common Stock deliverable upon conversion of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                (b)  the aggregate maximum number of  shares  of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the conversion of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the conversion of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                (c)  on any change in the conversion   price  of
Common Stock deliverable upon conversion of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change; and

                                (d)  on the expiration of any such   options  or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                          (4)   All  calculations  under  this  subsection  5(H)
shall be made to the nearest cent ($.01), as the case may be.

                          (5)   In  any  case  in  which  the provisions of this
subsection 5(H) shall require that an adjustment of the Conversion Price shall become effective immediately after a record date for an event, the Corporation may, until the occurrence of such event, defer issuing to the holder of any share of Series C Preferred converted after such record date and before any occurrence of such event, the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon conversion before giving effect to such adjustment; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                          (6)   Whenever the  Conversion Price shall be adjusted
as provided in subsection 5(H), the Corporation shall forthwith file, at its principal office or at such other place as may be designated by the Corporation, a statement, signed by its president or chief financial officer and by its treasurer, showing in detail the facts requiring such adjustment and the Series Conversion Price and/or the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred, as the case may be, that shall be in effect after such adjustment. The Corporation shall cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of the shares of Series C Preferred at such holder's address appearing in the Corporation's records.

                          (7)  For  purposes  of  subsection   5(H),  "Excluded
Shares" shall mean (A) shares of Common Stock issued upon conversion of shares of Senior Preferred Stock, Series A Preferred Stock, Series B Preferred or Series C Preferred or (B) shares of Common Stock issued upon the exercise of options or warrants outstanding as of the date of issuance of the Series C Preferred or options to purchase such shares which may, in the future, be issued to officers and employees of the Corporation and its subsidiaries pursuant to any equity incentive plan, option plan, agreements or other arrangement.

           (J) NOTICE OF ADJUSTMENTS. Whenever the Conversion Price shall be adjusted pursuant to Subsection 5(H) hereof (which shall include distributions to which subsection 5(H)(3)(b) is applicable), the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each holder of Series C Preferred at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

           (K) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in connection with any conversion of Series C Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

           (L) NO REISSUANCE OF SERIES C PREFERRED. No shares of Series C Preferred which have been converted into Common Stock shall be reissued by the Corporation; PROVIDED, HOWEVER, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be issued as a share of Preferred Stock not designated Series C Preferred.

      6.  PARITY WITH OTHER  SERIES OF  PREFERRED.  If at anytime any   payment
is required to be made on or with respect to Series C Preferred and any other series of Preferred Stock (other than currently outstanding Senior Preferred Stock, Series A Preferred Stock and Series B Preferred) and the Corporation does not have funds sufficient to make in full all payments required to be made on or with respect to the Series C Preferred and such other series of Preferred Stock (other than currently outstanding Senior Preferred Stock, Series A Preferred Stock and Series B Preferred) then the Corporation shall make payments on or with respect to the Series A Preferred and such other series of Preferred Stock (other than currently outstanding Senior Preferred Stock, Series A Preferred Stock and Series B Preferred) such that the payment made with respect to each series of Preferred Stock is in a substantially identical proportion of the full payment due with respect to each such series.

      7. PREEMPTIVE RIGHTS. At any time prior to May 31, 1998 the Board of Directors of the Corporation shall authorize the issuance of shares of any stock of any class of the Corporation, or any rights, options or warrants to purchase any such stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable for such stock, options, warrants or securities (hereinafter collectively called "Securities"), the Securities shall first be offered ratably to the existing holders of shares of the Series C Preferred, such rate being the percentage of the aggregate number of then issued and outstanding shares of the Common Stock held by such holder of shares of Series C Preferred that were issued upon conversion of the shares of the Series C Preferred (a "Preemptive Rightholder") on the date of the authorization by the Board of Directors of such issuance (the "Equity Percentage"); provided, however, that each Preemptive Rightholder shall be entitled to exercise such preemptive right only with respect to the whole of such proportionate share and not with respect to only a part thereof.

           (A) The preemptive rights provided for in this Section 7 shall entitle each Preemptive Rightholder to subscribe for, purchase, or otherwise acquire any Securities to be offered for sale, at a price or prices not less favorable than the favorable price or prices at which such Securities are proposed to be offered for sale to others, without deduction of any expenses of or compensation for, underwriting or purchase of such Securities by underwriters or dealers. In the event that the Corporation proposes to offer for sale to others any Securities for a consideration other than cash, such preemptive rights shall be exercisable by the Preemptive Rightholders for cash, in an amount which, in, the determination of the Board of Directors, shall equal the Fair Market Value (hereinafter defined) of any consideration other than cash.

           (B) The Corporation shall, on the tenth day after the date of authorization of the issuance of any Securities give notice to each Preemptive Rightholder (the "Issuance Notice") of such authorization, which Issuance Notice shall specify the number of shares of Securities to be issued, a full description of such class of Securities and the offering price thereof.

           (C) The preemptive rights granted pursuant to this Section 7 with respect to any Securities to be issued by the Corporation shall be exercised by a Preemptive Rightholder by the giving of notice of such exercise within ten days after receipt by such Preemptive Rightholder of the Issuance Notice (the "Preemptive Rights Period"). If any Preemptive Rightholder fails or declines to purchase his proportionate share of the Securities so offered (a "Declining Shareholder"), the Securities not purchased by the Declining Shareholders may be sold by the Corporation.

      8.   CERTAIN RIGHTS, RESTRICTIONS AND LIMITATIONS.

           The Corporation shall not, and shall not permit any corporation of which the Corporation owns, directly or indirectly, more than fifty (50%) percent of the outstanding capital stock (a "subsidiary") to, without the affirmative vote or written consent by the holders of more than sixty (60%) percent of the shares of Series C Preferred then outstanding:

                  (A) change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares of the Series C Preferred; or

                  (B) authorize or issue shares of any class of stock having any preference or priority as to dividend payments, redemption or distributions of the Corporation's property superior to or in parity with the Series C Preferred.

      9. AMENDMENT. Except as otherwise provided in Section 8 hereof, the terms of the Series C Preferred may be amended only if the Corporation has obtained the affirmative vote or written consent by the holders of a majority of the shares of Series C Preferred then outstanding.

      10. DEFINITIONS. As used in this Article Fourth, the following terms have the following meanings:

      "Board" shall mean the Board of Directors of the Corporation.

      "Common Stock" shall mean the Corporation's Common Stock, $.01 par value, and any Stock into which such Common Stock may hereafter be changed.

      "Conversion Price" shall have the meaning specified in Section 5(A) hereof, as adjusted pursuant to the terms of this resolution.

      "Conversion Stock" shall mean Common Stock issued upon conversion of Series C Preferred.

      "Fair Market Value" shall mean the fair market value, regardless of any prior accounting treatment, of such assets, property, or the Series C Preferred as determined by the Board of Directors of the Corporation which determination shall be final, conclusively and binding.

      "holders" shall mean the Persons who shall, from time to time, own of record any Security. The term "holder" shall mean one of the holders.

      "Person" shall mean an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof or any other legal entity which is permitted or authorized by law to own or hold securities.







                                      -12

      "Preferred Stock" means the Corporation's Preferred Stock, $0.01 par value per share, of any series or all series.

      "Property" shall mean money or an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

      "securities" shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for securities or a security. The term "security" shall mean one of the securities.

      "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

      "Securities Exchange Commission" shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

      "Series C  Preferred"  shall  mean the  Corporation's  Series C  Preferred
Stock, $0.01 par value per share, and any stock into which such stock may hereafter be changed, other than by exercise of the conversion right of such stock.

      "stock" shall include any and all shares, interests or other equivalents (however designated) of, or participations in, capital stock of the Corporation, whether now or hereafter authorized.

      "Value" shall have the meaning set forth in section 5 hereof.

- - -----------------------------

      BE IT FURTHER RESOLVED, that the President or a Vice President and Secretary or an Assistant Secretary of the Corporation execute a Certificate of Designations setting forth this resolution under the seal of the Corporation and that the Corporation file such Certificate with the Secretary of State of Delaware in accordance with the provisions of Section 103 of the General Corporation Law of Delaware, as amended.













                                      -13-